-- COMPANY CONFIDENTIAL --

AGENT AGREEMENT

between

Hatteland Display AS

Amsosen

5578 Nedre Vats

Norway

(hereinafter referred to as “HD”)

and

e-MLX Co., Ltd.

9F Seoul Technopark B/D

172 Gongneung 2-Dongm Nowon-gu

Seoul, Korea 139-743

(hereinafter referred to as “E-MLX”)

Whereas Hatteland wishes to appoint E-MLX as its sole agent

for sale of their products

in the territory the parties have agreed as follows:

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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1. Definitions applicable to this Agreement

Products	HD Monitors, Panel Computers and Computers for Sale to the Marine, Offshore and other suitable markets.

Territory	Korea

Sole Agent	The only agent in the territory. That is, no other agent shall be appointed in the territory during the period in which this agreement is in force.

2. Appointment

2.1.	HD hereby appoints E-MLX as its sole agent for the sale of their products in the territory.
2.2.	E-MLX shall not actively promote competing products in the territory during the period in which this agreement is in force.
2.3.	In the event of E-MLX being unable to deal with potential customers within the territory for any reason, HD shall be entitled to deal directly with such potential customer. In such event HD shall keep E-MLX informed in all relevant communications to and from the potential customer to enable a mutual close follow-up of all relevant issues.
2.4.	E-MLX shall have no authority or power to conclude contracts on behalf of HD.
2.5.	E-MLX shall keep HD advised of potential sales opportunities in the territory and shall refer enquiries to HD as they arise. HD shall keep E-MLX informed in the event of enquiries being received directly from potential customers in the territory.
2.6.	HD shall evaluate the technical requirements of potential customers and advise E-MLX, including key account description, sales forecasts and application information/requirements, in a format and at such times as shall be specified by HD.

3. Conditions of Sale

3.1.	Price
The products shall be basically sold on the Sales and Delivery Terms of HD and HD shall set the price. In case E-MLX purchase products from HD and want to sell them to customers, E-MLX is free to set its own conditions of sale.
3.2.	Payment Terms
E-MLX has payment terms of 30days, net from the day of shipment.
3.3.	Order Acknowledgement
Firm orders will be confirmed by HD. Each order acknowledgement indicates specific product quantity, price, delivery dates, bill-to and ship-to addresses and if applicable, any other special instructions.
3.4.	Delay of Delivery
If HD at any time anticipates or realises that delivery will be delayed, HD shall immediately notify E-MLX, giving reason for the delay and stating the measures that will be put into effect. HD makes the utmost efforts to settle such problems.
3.5.	Liability of Hatteland
Hatteland’s liability for damage to customer or other resulting from failure or defect of the goods and/or delayed delivery shall in no event exceed the purchase price of ordered products.

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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4. Commission

4.1	HD shall pay E-MLX commission for all orders obtained by effort of E-MLX :

●	from customers within the territory for delivery within the territory
●	from customer within the territory for delivery elsewhere

4.2.	Commission shall be payable at the rate of 7 (seven)% on the invoice value of the products excluding freight and taxes except as in clause 3.2.

4.3.	No commission shall be paid on purchases by E-MLX.

4.4.	Commission shall be paid to E-MLX within thirty working days after receipt of the commission invoice from E-MLX described as in clause 3.3. and under the condition of receipt of payment of the full customer invoice value by Hatteland.

4.5.	Where commission has been paid by HD to E-MLX in respect of an order placed by a customer and the same customer places a subsequent order directly with HD during the period in which this agreement is in force, commission shall be payable, provided that delivery is to take place in the territory or the customer is within the territory and has placed the order from within the territory for delivery elsewhere.

4.6.	If termination of this agreement takes place in terms of clause 5 hereof commission shall be payable in terms of clause 3.3. on applicable contracts for sale of the products concluded prior to the date of termination and on applicable contracts for which price negotiation was entered into but not concluded before date of termination.

4.7.	On termination for whatever reason, E-MLX shall not be entitled to any commission or indemnity or other payment whatsoever other than commission in terms of clause 3.3. hereof.

S. Warranty

For purchases by E-MLX, HD warrants that all items of Deliverable Items to be delivered free from defects in and malfunctions arising from workmanship, material and design. If E-MLX shall give notice of any defect, deficiency or non-conformance must E-MLX do this within thirty six (36) months from the date of delivery of the Deliverable Items.

For purchases by customers directly with HD, standard HD warranty terms apply.

HD shall warrant repaired or replaced items as above, for a period expiring either simultaneously with the initial warranty of the equipment, or six (6) months after delivery of such repaired or replaced item, whichever is the latest.

This guarantee shall only apply insofar as the item has been operated and been maintained correctly, in accordance with Hatteland’s recommendations, service manuals produced by HD upon request, on the understanding that the said item has been used under normal operating conditions.

Freight cost for warranty claim will be covered by both parties. E-MLX will cover the freight cost from site to HD and HD will cover the freight cost for the return from HD to E-MLX ’s facilities.

HD Policies will apply, see web site http://www.hatteland-display.com.

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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6. Indemnities

The Parties shall defend, indemnify and hold each other harmless from all costs, claims, charges, losses, expenses, liabilities, or civil proceedings of every kind for death of or personal injury to their respective employees and for damage to or loss of their respective property or the property of their respective employees, arising out of the performance of this agreement, except when resulting from or contributed to by the gross negligence or willful misconduct by the other Party and/or its employees.

Neither Party shall be liable to the other for indirect or consequential losses and damages such as, but not limited to, loss of profit, loss of contract and loss of revenue arising out of the performance of this agreement.

Each Party shall indemnify and hold harmless the other Party in respect of liability for loss, damage or injury to third Parties resulting from acts or omissions of itself or its employees in connection with the performance of this agreement.

7. Confidentiality

During the period in which this agreement is in force E-MLX shall keep and assure to keep secret and confidential all information received from HD that is not already known in the public domain. Such obligation shall endure after termination of this agreement until such information becomes public knowledge by publication through HD but to the extent only of such publication.

8. Notices

Any notice or communication to be made in the frame of this agreement and its performance shall be in writing and sent by prepaid mail, fax or email to the following address and individuals designated for each Party:

For e-MLX:
Name:	Peter Kim, Sales Assistant Manager
Address:	9F Seoul Technopark BID 172 Gongneung 2-Dong, Nowon-gu, Seoul, Korea
Telefax:	+82 2 944 6569
Ph:	+82 2 944 6566

For HD:
Name:	Goetz Vogelmann, Sales Director East Europe & ASIA
Address:	Amsosen, N-5578 Nedre Vats, Norway
Telefax:	+47 5276 5444
Ph:	+47 4814 2200

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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9. Termination

Either Party shall be entitled to terminate immediately, by written notice to the other Party, this agreement and any other order without being liable to the other Party for damage resulting from such termination if the other Party becomes bankrupt or insolvent.

In case of material default of a Party, including breach of a major obligation under this agreement or an order, the non-breaching Party shall give the other Party written notice of default, and provided the defaulting Party within twenty-one (21) days has not either remedied or presented a satisfactory action plan to remedy the default, the nonperformance or the breach, the other Party may terminate this agreement.

In addition either Party can terminate at any time this agreement within three (3) months’ notice, by registered mail. Consequence of a termination where none of the Parties have breach a major obligation or material default is that the non-breaching

Party shall be allowed to claim to the defaulting Party direct cost linked to such termination.

If there is a change of management control or ownership of E-MLX, then in any such case, HD shall have the option to terminate this agreement by notice in writing from such date as it may designate.

The Parties shall meet to define by mutual understanding the term and conditions of termination in particular to solve the problems arising from the subsequent cancellation of this agreement. This meeting shall be held before the date of termination

10. Force Majeure

In the event either Party is prevented from carrying out its obligations hereunder, wholly or in part, for reasons of Force Majeure, then the Party so affected is excused from carrying out its obligations during the continuance of the Force Majeure circumstances.

A Party shall notify the other Party in writing as soon as it becomes aware of any Force Majeure event affecting the perfom1ance of its obligations hereunder and of termination of each such Force Majeure event.

The term Force Majeure shall for the purpose of this agreement mean an occurrence beyond the control of the Party affected, provided that such Party could not reasonably have foreseen such occurrence at the time of entering into this agreement and could not limited to: act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockage, riot, lightening, fire, storm, flood, explosion and Government restriction.

11. Applicable Law and Disputes

This Agreement shall be governed, construed and take effect in all respects in accordance with the law of the Kingdom of Norway. Any dispute relating to the interpretation shall be sought resolved amicably through negotiations. If negotiations fail, arbitration would be undertaken in the city of Haugesund, Kingdom of Norway. If arbitration fails, the dispute shall be referred to the City Court of Haugesund, Norway

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com

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12. Amendments

Any amendment or waiver to any provision of this agreement shall only be effective upon a written covenant in the form of an amendment to this agreement duly executed by the Parties.

13. Effective date of contract (E.D.O.C)

This Agreement shall become effective on the date of the occurrence of signature of the agreement by the Parties.

IN WITNESS WHEREOF,

the Parties hereto have executed this agreement at place and date hereinafter:

Made in two originals in Nedre Vats on the 2011.05.31.

For Hatteland Display AS	For E-MLX Co., Ltd.

Lars Skeljbred-Eriksen	JJ Ung Gyu Kim
VP Sales & Marketing	CEO

Place/Date:	Place/Date:

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Hatteland Display, AS, Amsosen, N-5578 Nedre Vats, Norway Tel: (+47) 4814 2200 - mail@hatteland-display.com – www.hatteland-display.com